Exhibit 10.1

Square 1 Bank

Amended and Restated Corporate Incentive Plan

1.	Purpose.

The purpose of this Amended and Restated Corporate Incentive Plan (the “CIP”) is to attract, retain and motivate key employees by providing cash and equity incentive awards to designated executive, managerial and professional employees of Square 1 Bank (the “Bank”).

The CIP, as amended and restated, is effective January 1, 2013. The CIP remain in effect until amended or terminated by the Board of Directors. Each plan year (the “Plan Year) shall commence on the first business day of each fiscal year of the Bank. The first Plan Year under the CIP is the period January 1, 2013 through and including December 31, 2013.

The CIP is designed to align key employee interests more closely with the interests of shareholders, and to create value for the Bank by maximizing the achievement of corporate, business unit and individual performance goals.

A Participant’s award under this CIP will take into account overall corporate performance as well as, for certain Participants, his or her own business unit’s performance, and the Participant’s performance against his or her own designated individual performance criteria.

Overall corporate goals, business unit goals, and individual performance criteria shall take into account metrics designed to ensure that the incentive compensation provided for in the CIP does not encourage unnecessary or excessive risk-taking by any Participant in the CIP.

2.	Administration.

The CIP will be administered by the Compensation Committee of the Board of Directors of the Bank (“Committee”), which will have the power and authority to: (a) determine the material features of the CIP in any Plan Year, (b) establish guidelines for determining individual awards and rules for the operation and administration of the CIP, including the implementation of any required deferral or clawback requirements applicable to awards, (c) designate the employees or classes of employees eligible to participate in the CIP, (d) determine the level of funding for the CIP in each Plan Year, and (e) determine the amount of any award for the Bank’s Chief Executive Officer. At the beginning of each Plan Year, the Committee shall review the CIP and recommend for approval by the Board of Directors any amendments or revisions thereto which it deems appropriate or desirable.

Subject to review and approval by the Committee, the Chief Executive Officer shall (a) approve individual performance objectives for his direct reports, (b) evaluate the performance of, and determine the level of award for such direct reports, and (c) review and approve the proposed awards for all Participants (other than the Chief Executive Officer).

Subject to review and approval by the Chief Executive Officer, each Executive Vice President of the Bank shall (a) approve individual performance objectives for other Participants in his or her specific line of reporting authority and (b) evaluate the performance of, and determine the level of award for, such Participants.

Except as expressly otherwise provided herein, or as prohibited by any regulatory body having jurisdiction over Square 1 or by any other applicable laws, rules or regulations, the Committee may delegate one or more of its powers or responsibilities to one or more of its members and/or to one or more officers of the Bank.

Unless otherwise expressly provided in the CIP, each determination made and each action taken by the Committee pursuant to the CIP or any instrument or agreement relating to the CIP (a) shall be within the discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the CIP, their legal representatives and beneficiaries and employees of the Bank and its affiliates.

3.	Eligibility.

Executive, managerial and professional employees of the Bank are eligible to participate in the CIP upon designation by the Committee as participants (each, a “Participant”) and based upon such specific criteria as the Committee, in consultation, with the Bank’s Chief Executive Officer, may deem appropriate. Notwithstanding anything in the CIP to the contrary, designation as a Participant for any Plan Year will not establish the Participant’s eligibility to participate in any subsequent Plan Year.

4.	Awards.

(a) Prior to or within 90 days after the commencement of each calendar year (the “Plan Year”), the Committee shall designate the following in an award program established for such Plan Year:

(i) The employees who will participate in the CIP for the Plan Year. The Committee may, after the 90th day of the Plan Year, designate additional employees, including but not limited to, newly hired or newly promoted employees, to participate in the CIP for the Plan Year, provided, however, that any awards earned by any such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the CIP.

(ii) The Performance Metrics, as defined herein, that will apply to the determination of awards for the Plan Year.

(iii) The Performance Goals, as defined herein, to be met by the Bank or, as appropriate, Bank business units for Participants to earn awards for the Plan Year and a payout matrix or formula for such Performance Metrics and Performance Goals.

(iv) The individual performance criteria, if any, applicable to a Participant for the Plan Year.

(b) All awards under the CIP will be made in the form of a cash payment and/or an equity-based award under the then effective equity compensation plan of Square 1 Financial, Inc. An equity-based award will also be subject to the terms of the applicable equity compensation plan. Awards will be determined by reference to (i) a Participant’s base salary as of the last day of the Plan Year and a specified percentage (expressed as a decimal or fixed by a formula which will determine such percentage) of such base salary determined by the Committee to apply to the Participant for the Plan Year based on the payout matrix or formula for the Performance Metrics and Performance Goals established for the Plan Year or (ii) any other method deemed appropriate by the Committee.

(c) A Participant who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year is thereby ineligible for an award under the CIP; provided, however, that the Committee may, in its sole discretion, authorize the full or partial payments of awards to a Participant who terminates employment prior to the payment date by reason of death, disability or in such other circumstances as the Committee may determine.

(d) Each Participant for the Plan Year shall receive a written communication (“a notice of participation”) from the Bank identifying (i) the applicable Performance Metrics, Performance Goals and any individual performance goals for the Plan Year, (ii) the award opportunity, (iii) the form of potential awards (i.e., cash and/or equity) and (iv) and other applicable terms and conditions.

5.	Performance Metrics.

For each Plan Year, the Committee shall designate one or more of the corporate financial criteria (the “Performance Metrics”) for use in determining an award for a Participant for such Plan Year; provided, however, that the Committee retains the discretion to determine whether an award will be paid under any one or more of such Performance Metrics.

6.	Performance Goals.

For each Plan Year, the Committee shall establish one or more specific, objective performance goals (the “Performance Goals”) for each of the Performance Metrics designated by the Committee for the Plan Year, against which actual Bank or Bank business unit performance is to be measured to determine the amount or level of awards. Performance Goals established by the Committee may be described by means of a matrix or formula, providing for goals resulting in the payment of awards under the CIP.

7.	Determination & Payment of Awards.

As soon as practicable after the end of the Plan Year, the amount of the award, if any, earned by each Participant will be determined in accordance with the authority and procedures set forth in Section 2 and based on the application of the criteria and goals specified pursuant to Sections 5 and 6 and any individual performance criteria established for the Participant; provided, however, that the Committee or the Chief Executive Officer, as appropriate, may, on a discretionary basis, reduce the amount that would otherwise be payable to a Participant under the CIP based upon such factors deemed as they deem relevant. Cash payments and/or the distribution of equity-based awards will occur as soon as administratively practicable after determination of the awards, unless payment of the cash portion of an award has been deferred pursuant to Section 9(f) hereof.

8.	Termination, Suspension or Modification of the CIP.

The Board of Directors may at any time, with or without notice, terminate, suspend, or modify the CIP in whole or in part. The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the CIP in the manner and to the extent it shall deem desirable to carry the CIP into effect.

9.	Miscellaneous.

(a) No award under this CIP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

(b) Neither the adoption of the CIP, the determination of eligibility to participate in the CIP, nor the granting of an award under the CIP shall confer upon any Participant any right to continue in the employ of the Bank or any of its affiliates or to interfere in any way with the right of the Bank or the affiliate to terminate such employment at any time.

(c) The Bank shall have the right to withhold the amount of any tax attributable to amounts payable or benefits distributable under the CIP.

(d) The CIP and all determinations under the CIP shall be governed by and construed in accordance with the laws of the State of North Carolina.

(e) Nothing in the CIP shall be construed as limiting the authority of the Committee, the Board of Directors, the Bank or any affiliate of the Bank to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Bank or any affiliate of the Bank, whether or not such person is a Participant in this CIP and regardless of how the amount of such compensation or bonuses is determined.

(f) A Participant may elect to defer payment of his/her cash award under the CIP if deferral of an award under the CIP is permitted pursuant to the terms of a deferred compensation program of the Bank existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

(g) It is intended that all cash awards made under the CIP shall constitute short-term deferrals for purposes of the regulations issued under Internal Revenue Code Section 409A and that all provisions of this CIP shall be interpreted in all events in a manner consistent with such intent, to the extent 409A could apply.